Exhibit 99.1

Actuate Reports Fourth Quarter and Fiscal Year 2008 Financial Results

Record Quarterly Non-GAAP Operating Margin of 26.6%

Record Annual Cash Flow from Operations of $29.5 million, up 29% Year-over-Year;

Fiscal 2008 BIRT-Related Business of $15.4 million, up 93% Year-over-Year.

SAN MATEO, Calif.--(BUSINESS WIRE)--February 2, 2009--Actuate Corporation (NASDAQ: ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced its financial results for the fourth quarter and fiscal year 2008.

Financial and Operational Highlights:

  Repurchased $60 million of Actuate common stock in a “modified Dutch auction” tender offer
  Entered into a revolving credit agreement with Wells Fargo Foothill, LLC, for up to $50 million
  Record annual non-GAAP services margin of 75.6%
  Record annual maintenance revenues of $76.7 million, up 8% year-over-year
  Record quarterly non-GAAP operating margin of 26.6%
  Record annual cash flow from operations of $29.5 million up 29% year-over-year
  Quarterly revenues of $33.2 million and fully diluted non-GAAP EPS of $0.10
  BIRT-related business exceeded $4.5 million in Q4 and totaled $15.4 million for the year
  Booked transactions greater than $100,000 with 76 customers in Q4
  Closed one transaction in Q4 with a license component in excess of $1 million

“Despite the ongoing economic uncertainties, Actuate delivered solid operating margins and record cash flow from operations in 2008,” said Pete Cittadini, president and CEO of Actuate. “We expect the environment in 2009 will continue to be challenging, but the fact that Actuate powers mission critical applications along with our Open Source strategy and strong operational discipline allows us to continue to be a vibrant and relevant global software company for our shareholders, customers and employees.”

Revenues for the fourth quarter of 2008 were $33.2 million, compared with $39.2 million in the fourth quarter of 2007. License revenues for the fourth quarter of 2008 were $10.1 million, compared with $13.7 million in the year-ago quarter. Services and maintenance revenues for the fourth quarter of 2008 totaled $23.1 million, compared with $25.5 million in the fourth quarter of 2007. Within this line item, maintenance revenues were $19.9 million for the fourth quarter, compared with $21.2 million in the same period last year. The fourth quarter of 2007 included an unusually large $3 million maintenance catch-up transaction. Total revenues for the fiscal year of 2008 were $131.0 million, compared with $140.6 million in fiscal year 2007. License revenues for 2008 were $40.0 million, with services and maintenance revenues of $91.0 million. Within this line item, maintenance revenues were $76.7 million, up 12.2% from 2007 excluding the unusual maintenance item mentioned above.

Net income for the fourth quarter of 2008, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $4.7 million, or $0.08 per diluted share, compared with net income of $10.8 million or $0.16 per diluted share in the fourth quarter of 2007. In Q4 2007, the company recorded a non-cash benefit in the provision for income taxes of approximately $6.8 million associated with the partial reversal of our valuation allowance against deferred tax assets. GAAP net income for the fiscal year 2008 was $13.6 million or $0.21 per diluted share, compared with GAAP net income of $20.2 million or $0.29 per diluted share in the prior year.

Cash flow from operations was $5.1 million for the fourth quarter of 2008, and a record $29.5 million for fiscal year 2008. Cash, cash equivalents and investments totaled $58.4 million at December 31, 2008 compared with $81.3 million as of September 30, 2008, and $68.4 million as of December 31, 2007. During the fourth quarter Actuate repurchased 17.1 million shares of outstanding common stock for a total purchase price of $60 million as part of its tender offer. The company used $30 million in cash and $30 million from its secured line of credit to finance this transaction.

Non-GAAP net income for the fourth quarter of 2008 was $6.2 million, or $0.10 per diluted share, compared with non-GAAP net income of $7.7 million, or $0.11 per diluted share in the fourth quarter of 2007. Non-GAAP operating margin for the fourth quarter of 2008 was a record 26.6%, an increase of 600 basis points from the third quarter of 2008. Non-GAAP net income for fiscal year 2008 was $17.6 million or $0.27 per diluted share, compared with non-GAAP net income of $22.5 million or $0.33 per diluted share in fiscal year 2007.

Fourth Quarter 2008 Business Highlights

  Successful launch of Actuate 10 that extends BIRT to cost-effectively deliver rich, highly interactive enterprise performance management and customer-facing information applications
  Exceeded 6.5 million BIRT downloads life to date through December 31st 2008
  Number of transactions with BIRT-related products and services exceeded 140 for Q4 and 380 for the year
  Announced that Actuate’s commercial BIRT product line can extend IBM Rational ClearQuest reports to improve collaboration, creating better visibility and control between software development teams and superior support for critical business operations
  Over 140 new customers for the year
  Over half of the business during the year involved projects that delivered information outside of the firewall
  Awarded its second consecutive CustomerSat Achievement in Customer Excellence (ACE) Award
  Presbyterian HealthCare Services (PHS), an Actuate customer, was recognized for its excellence in business performance management with DM Review’s 2008 Innovative Solution Award and a 2008 BeyeNETWORK Vision Award

Fourth Quarter Customer Highlights

During the fourth quarter, Actuate received significant new and repeat business from, among others:

Allianz Global Investors Kapitalanlagegesellschaft mbH, American University of Beirut Medic, Caremark, Inc., City of Jacksonville, Florida, Deltek, Inc., Deutsche Bank, Eldorado Computing, Inc., First Health Group Corp., Hay Group, Inc., Leeds Primary Care Trust, Ministry of Finance (Indonesia), NHS Sefton, Orange County California, Sasktel Corporation, Stamford Hospital, Starwood Hotels & Resorts Worldwide, Inc., and The Bank of New York Mellon Corporation.

2009 Outlook

Due to the high degree of volatility in market conditions, Actuate is not providing specific revenue or EPS targets as it has done historically. However, it is offering the following commentary on its expected financial performance in 2009;

  The company expects continued growth in its maintenance revenues
  BIRT related business is expected to increase by 30% over 2008
  The Company expects to post operating margins in the range of 16-21%
  A non-GAAP tax rate of 20% will be used in 2009
  Assuming no material fluctuations in currency rates, the company expects to report total interest income, interest expense and net impact from FX (which comprise the other income/expense line item) of approximately $1.0 million (net expense) for the full year.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, February 2nd, 2009 to further discuss these results. The dial-in number for the call is 866-271-6130 (617-213-8894 for international participants) and the conference identification number 43831907. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay shortly after the completion of the call.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses and other charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing are largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

d) Operating expenses related to idle facilities are excluded because the charges relate to facilities that were abandoned and therefore the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan;

e) During the quarter the Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance;

f) The facilities rent adjustment is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules required that we recognize rent expense on our new headquarters even though our landlord provided us with a rent holiday for the period during the transition period to the new lease. We therefore excluded the duplicate rent expense for purposes of evaluating our core performance;

g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. Starting in the quarter ended September 30, 2005, the Company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

h) Other employee termination costs relate to a one-time operating expense accrual for an unusual charge incurred by the company as the result of the termination of an employee in our European division. These costs are excluded because the changes are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the company’s core operations, they are not included in the company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

About Actuate Corporation

Actuate Corporation is dedicated to increasing the richness, interactivity and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the world’s largest open source information application developer community, grounded in BIRT, the Eclipse Foundation’s only top level Business Intelligence and reporting project.

Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The company has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company’s web site at www.actuate.com.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2007 Annual Report on Form 10-K filed on March 17, 2008 and Quarterly Reports on Form 10-Q filed on May 9, 2008, August 8th and November 7, 2008.

Copyright© 2008 Actuate Corporation. All rights reserved.

Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$42,050	$68,415
Accounts receivable, net	28,017	38,575
Other current assets	6,620	5,278
Total current assets	76,687	112,268
Property and equipment, net	4,729	5,269
Goodwill and other intangibles, net	37,914	39,242
Investments	16,391	-
Other assets	14,791	13,129
	$150,512	$169,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,067	$2,667
Current portion of restructuring liabilities	3,206	3,201
Accrued compensation	4,514	6,326
Other accrued liabilities	5,299	5,677
Deferred revenue	40,900	40,352
Total current liabilities	55,986	58,223

Long term liabilities:
Notes payable	30,000	-
Other deferred liabilities	1,054	1,124
Deferred revenue	2,472	3,499
Tax liabilities	1,660	483
Restructuring liabilities	3,092	5,606
Total long term liabilities	38,278	10,712

Stockholders' equity	56,248	100,973
	$150,512	$169,908

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
License fees	$10,069	$13,692	$39,989	$53,216
Maintenance	19,904	21,229	76,695	71,336
Professional services	3,215	4,291	14,306	16,074
Total revenues	33,188	39,212	130,990	140,626

Costs and expenses:
Cost of license fees	330	638	1,396	1,997
Cost of services	5,469	6,454	23,330	24,927
Sales and marketing	11,848	14,723	51,830	55,312
Research and development	5,175	5,402	22,035	21,826
General and administrative	4,013	4,667	18,470	17,784
Amortization of other intangibles	237	237	948	948
Restructuring charges	431	463	1,506	1,686
Total costs and expenses	27,503	32,584	119,515	124,480
Income from operations	5,685	6,628	11,475	16,146
Interest and other income, net	24	849	785	3,155
Income before income taxes	5,709	7,477	12,260	19,301
Provision (benefit) for income taxes	1,038	(3,301)	(1,318)	(863)
Net income	$4,671	$10,778	$13,578	$20,164
Basic net income per share	$0.08	$0.18	$0.23	$0.33
Shares used in basic per share calculation.	58,595	61,260	60,025	60,838
Diluted net income per share	$0.08	$0.16	$0.21	$0.29
Shares used in diluted per share calculation	61,335	69,289	65,049	68,722

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		(a)	December 31,		(a)
	2008	2007	Notes	2008	2007	Notes
GAAP income before income taxes	$5,709	$7,477		$12,260	$19,301
Non-GAAP adjustments:
Amortization of purchased technology	37	138	(b)	147	562	(b)
Amortization of other intangibles	237	237	(c)	948	948	(c)
Stock compensation expense under FAS123R	2,031	2,217	(d)	9,122	8,986	(d)
Restructuring charges	431	463	(e)	1,506	1,686	(e)
Other employee termination costs	416	-	(f)	416		(f)
One-time professional services fees	-	-		483	-	(g)
Operating expenses related to idle facilities	-	-		306	-	(h)
Facilities rent adjustment	-	477	(i)	-	694	(i)
Non-GAAP income before income taxes	8,861	11,009		25,188	32,177
Non-GAAP tax provision	2,658	3,303	(j)	7,557	9,653	(j)
Non-GAAP net income	6,203	7,706		17,631	22,524
Basic non-GAAP net income per share	$0.11	$0.13		$0.29	$0.37
Shares used in basic per share calculation	58,595	61,260		60,025	60,838
Diluted non-GAAP net income per share	$0.10	$0.11		$0.27	$0.33
Shares used in diluted per share calculation	61,354	70,143	(k)	65,228	69,217	(k)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate is presenting this non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended December 31, 2008, stock-based expense included approximately (in thousands): $410, $524, $334, and $763, related to cost of services revenues, sales and marketing expense, research expense, and development and general and administrative expense, respectively.

(e) The restructuring expenses for the fourth quarter of 2008 consist primarily of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in August 2008. These charges are also included for the year, as well as charges primarily related to the closure of various office facilities.

(f) Other employee termination costs relate to a one-time operating expense accrual for an charge incurred by the Company as the result of the termination of an employee in our European division.

(g) During the quarter, the Company incurred professional fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company's core operations, they are not included in the Company's annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

(h) This relates to a one-time operating expense charge related to our former headquarters facility in South San Francisco, California. The facility was abandoned in September of 2007, when the Company moved to its new headquarters in San Mateo, California.

(i) The facilities rent adjustment is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules require that we recognize rent expense on our new headquarters even though our landlord provided us with a rent holiday for the period during the transition period to the new lease. We therefore excluded the duplicate rent expense for purposes of evaluating our core performance.

(j) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(k) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Twelve Months Ended
	December 31,
Operating activities	2008	2007
Net income	$13,578	$20,164
Adjustments to reconcile net income to
net cash from operating activities:
Stock compensation expense	9,122	8,986
Amortization of other intangibles	1,419	1,947
Amortization of debt issuance cost	48	-
Depreciation and amortization of property and equipment	2,228	2,367
Net operating loss utilizations (adjustments) related to prior acquisitions	(228)	107
Restructuring charges	1,506	1,686
Other-than-temporary impairment of investments	2,593	-
Gain on fair value of put option	(2,509)	-
Accretion of discount (amortization of premium) on short-term debt securities	252	(259)
Deferred tax asset utilization	135	(178)
Changes in operating assets and liabilities:
Accounts receivable	10,558	(7,342)
Other current assets	1,190	(795)
Accounts payable	(1,312)	672
Accrued compensation	(1,812)	293
Other accrued liabilities	(1,023)	1,194
Deferred tax assets	(3,469)	(5,903)
Deferred tax liabilities	-	(420)
Income taxes Receivable/payable	1,825	(265)
Other deferred liabilities	(70)	1,101
Restructuring liabilities	(4,017)	(3,433)
Deferred revenue	(479)	2,998
Net cash provided by operating activities	29,535	22,920

Investing activities
Purchases of property and equipment	(1,688)	(2,956)
Increase in restricted cash	(260)	(395)
Proceeds from maturity of short-term investments	79,844	118,022
Purchases of short-term investments	(66,875)	(135,679)
Acquisition of performancesoft, inc, net of cash acquired	-	(5,632)
Proceeds from security deposit	-	209
Net change in other assets	-	(127)
Net cash provided by (used in) investing activities	11,021	(26,558)

Financing activities
Proceeds from the credit facility, net of issuance cost	29,598	-
Tax benefit from exercise of stock options	948	4,760
Proceeds from issuance of common stock	6,661	9,162
Stock repurchases	(72,675)	(20,423)
Cost of treasury tender offer	(271)	-
Net cash used in financing activities	(35,739)	(6,501)
Net increase (decrease) in cash and cash equivalents	4,817	(10,139)
Effect of exchange rate on cash	(1,513)	494
Cash and cash equivalents at the beginning of the period	21,468	31,113
Cash and cash equivalents at the end of the period	$24,772	$21,468

CONTACT:
Market Street Partners for Actuate
Karen Haus, 650-645-3555
IR@actuate.com